Exhibit 99.1

NEWS RELEASE

HECLA HOLDS ANNUAL MEETING; DECLARES PAYMENT OF PREFERRED
STOCK DIVIDENDS IN ARREARS AND CURRENT PREFERRED DIVIDEND

FOR IMMEDIATE RELEASE
May 6, 2005

        COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today held its Annual Meeting of Shareholders in Wallace, Idaho. Items approved by the company’s holders of common shares included the re-election of Phillips S. Baker, Jr., to a three-year term on Hecla’s Board of Directors. Baker is Hecla’s president and chief executive officer. Shareholders also approved an amendment to the Stock Plan for Nonemployee Directors, making the amount of common stock to be delivered to each nonemployee director annually to be the number of shares reached by dividing $24,000 by the average closing price for Hecla’s common stock on the New York Stock Exchange for the prior calendar year.

        Also, Hecla announced that its Board of Directors has opted to pay the outstanding Series B Cumulative Convertible Preferred Stock dividends in arrears, amounting to a total of approximately $2.3 million. There are 157,816 Preferred B shares outstanding. The cash dividend in arrears will be payable July 1, 2005, to shareholders of record on June 16, 2005. In addition, the Board has declared a regular quarterly dividend of $0.875 per share on the outstanding Preferred B shares. The cash dividend is payable July 1, 2005, to shareholders of record on June 16, 2005.

        Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

Contact: Vicki Veltkamp, vice president — investor and public relations, 208/769-4144
Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612